Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Elevance Health, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.01 per share (3)	Rule 457(c) and Rule 457(h)	100,000	$508.80	$50,880,000	0.00014760	$7,509.89

Equity	Plan Interests	Other	(4)	—	—	—	(5)

Total Offering Amounts					$50,880,000		$7,509.89

Total Fee Offsets							—

Net Fee Due							$7,509.89

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, par value $0.01 per share (the “Common Stock”), of Elevance Health, Inc. (the “Registrant”), which may become issuable pursuant to the anti-dilution provisions of the Elevance Health Puerto Rico Retirement Plan (the “Plan”) or as may otherwise be attributable to such Common Stock as a result of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2)

Estimated solely for purposes of calculating the registration fee, pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based on the average of the high and low sale prices of the Common Stock, as reported on the New York Stock Exchange on February 21, 2024.

(3)	Represents shares of Common Stock that may be offered or sold under the Plan.
(4)	Pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests (the “Plan Interests”) to be offered or sold pursuant to the Plan.
(5)	Pursuant to Rule 457(h)(2), no registration fee is required to be paid with respect to the Plan Interests.